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
                                                 MGIC INVESTMENT CORPORATION
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                              (AMOUNTS IN THOUSANDS OF DOLLARS)

                                                                           Year ended December 31,
                                  Three months ended      ----------------------------------------------------------------------
                                      March 31, 2000         1999            1998            1997           1996           1995
                                  ------------------      ---------      ---------       ---------      ---------      ---------
Income before taxes                          184,929        681,010        554,585         465,373        365,028        291,409
Adjustment to income before
 taxes, less income or loss
 from equity investees, net                   (5,802)       (12,700)       (12,420)         (7,100)           800              -
                                  ------------------      ---------      ---------       ---------      ---------      ---------
  Earnings before income taxes               179,127        668,310        542,165         458,273        365,828        291,409


Fixed charges:
Interest expense                               6,621         20,402         18,624           6,399          3,793          3,821
Amortization of debt expense                      27             93             53               -              -              -
Rent expense (1/3) (reasonable
 approximation of the interest
 factor)                                         798          3,210          3,403           3,451          3,079          2,910
                                  ------------------      ---------      ---------       ---------      ---------      ---------
    Total fixed charges                        7,446         23,705         22,080           9,850          6,872          6,731


Earnings before income taxes
and fixed charges                            186,573        692,015        564,245         468,123        372,700        298,140


Ratio of earnings to fixed
charges                                         25.1           29.2           25.6            47.5           54.2           44.3

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